================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*


                         Spreadtrum Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

             American Depository Shares, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    849415203
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 2 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 11, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 3 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 11, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 4 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA 11 GP, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 5 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 6 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 7 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Forest Baskett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 8 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Ryan D. Drant
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  849415203                   13G                          PAGE 9 OF 24
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Krishna Kolluri
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 10 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 11 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles M. Linehan
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 12 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 13 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 14 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        31,943
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               31,943
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,918,585
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 15 OF 24
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,886,642
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        6,886,642
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,886,642
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       16.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 16 OF 24
====================                                               =============


ITEM 1(A).    NAME OF ISSUER: Spreadtrum Communications, Inc.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              Spreadtrum Center, Building No. 1, Lane 2288, Zuchongzhi Road, Zhangjiang, Shanghai 201203, People's Republic of China, Attn: Dr. Ping Wu, President and Chief Executive Officer

ITEM 2(A). NAMES OF PERSONS FILING: This statement is being filed by New Enterprise Associates 11, Limited Partnership ("NEA 11"), NEA Partners 11, Limited Partnership ("NEA Partners 11"), which is the general partner of NEA 11, NEA 11 GP, LLC ("NEA 11 GP"), which is the general partner of NEA Partners 11, and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Krishna Kolluri ("Kolluri"),
              C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott
              D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor"), (collectively, the "Managers"). The Managers are the individual managers of NEA 11 GP. NEA 11 GP, NEA Partners 11, NEA 11 and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA 11, NEA Partners 11, NEA 11 GP, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris, Barrett and Drant is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

ITEM 2(C). CITIZENSHIP: NEA 11 and NEA Partners 11 are limited partnerships organized under the laws of the State of Delaware. NEA 11 GP is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: American Depository Shares, $.0001 par value ("ADS").

ITEM 2(E).    CUSIP NUMBER: 849415203.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: NEA 11 is the record owner of 6,886,642 ADS's (the "Record Shares") as of December 31, 2007. As the sole general partner of NEA 11, NEA Partners 11 may be deemed to own beneficially the Record Shares. As the general partner of NEA Partners 11, NEA 11 GP likewise may be deemed to own beneficially the Record Shares. As the individual Managers of NEA 11 GP, each of the Managers also may be deemed to own beneficially the Record Shares.

                     As of December 31, 2007, Sandell is the record owner of options to purchase 83,332 ADS's, 31,943 of which are exercisable within sixty days (the "Sandell Shares").

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 17 OF 24
====================                                               =============

                     Accordingly, Sandell may be deemed to be the beneficial owner of the Sandell Shares in addition to the NEA 11 Shares for a total of 6,918,585 ADS's.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 42,263,233 ADS's reported to be outstanding by the Issuer in Form 10-K as filed with the Securities and Exchange Commission on February 5, 2008.

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                     (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                     (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                     (iv) shared power to dispose or to direct the disposition
                          of: See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such ADS's except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 18 OF 24
====================                                               =============


                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 12, 2008


NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA GP 11, LLC
                  General Partner


                  By:         *
                     -----------------------------
                     Eugene A. Trainor III
                     Manager


NEA 11 GP, LLC


By:         *
   ----------------------------
    Eugene A. Trainor III
    Manager


         *
-------------------------------
Michael James Barrett


         *
-------------------------------
Peter J. Barris

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 19 OF 24
====================                                               =============


         *
-------------------------------
Forest Baskett


         *
-------------------------------
Ryan D. Drant


         *
-------------------------------
C. Richard Kramlich


         *
-------------------------------
Krishna Kolluri


         *
-------------------------------
Charles M. Linehan


         *
-------------------------------
Charles W. Newhall III


         *
-------------------------------
Mark W. Perry


         *
-------------------------------
Scott D. Sandell


         *
-------------------------------
Eugene A. Trainor III




                                             *By: /s/ Louis S. Citron
                                                  ---------------------------
                                                  Louis S. Citron
                                                  As attorney-in-fact


This Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 20 OF 24
====================                                               =============


                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Spreadtrum Communications, Inc.

         EXECUTED this 12th day of February, 2008.

NEW ENTERPRISE ASSOCIATES 11,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 11, LIMITED PARTNERSHIP
         General Partner

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     -----------------------------------------
                     Eugene A. Trainor III
                     Manager


NEA PARTNERS 11, LIMITED PARTNERSHIP

         By:      NEA 11 GP, LLC
                  General Partner


                  By:         *
                     --------------------------
                     Eugene A. Trainor III
                     Manager


NEA 11 GP, LLC


By:         *
   -----------------------------
    Eugene A. Trainor III
    Manager


         *
--------------------------------
Michael James Barrett

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 21 OF 24
====================                                               =============


         *
--------------------------------
Peter J. Barris


         *
--------------------------------
Forest Baskett


         *
--------------------------------
Ryan D. Drant


         *
--------------------------------
C. Richard Kramlich


         *
--------------------------------
Krishna Kolluri


         *
--------------------------------
Charles M. Linehan


         *
--------------------------------
Charles W. Newhall III


         *
--------------------------------
Mark W. Perry


         *
--------------------------------
Scott D. Sandell


         *
--------------------------------
Eugene A. Trainor III


                                           *By: /s/ Louis S. Citron
                                                -----------------------------
                                                Louis S. Citron
                                                As attorney-in-fact


This Agreement was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 22 OF 24
====================                                               =============

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of March, 2007.

                                       /s/ Forest Basket
                                       -----------------------------------------
                                       Forest Basket


                                       /s/ M. James Barrett
                                       -----------------------------------------
                                       M. James Barrett


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Ryan Drant
                                       -----------------------------------------
                                       Ryan Drant


                                       /s/ Shawn Conway
                                       -----------------------------------------
                                       Shawn Conway


                                       /s/ Paul Hsiao
                                       -----------------------------------------
                                       Paul Hsiao


                                       /s/ Vladimir Jacimovic
                                       -----------------------------------------
                                       Vladimir Jacimovic


                                       /s/ Patrick J. Kerins
                                       -----------------------------------------
                                       Patrick J. Kerins

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 23 OF 24
====================                                               =============


                                       /s/ Suzanne King
                                       -----------------------------------------
                                       Suzanne King


                                       /s/ Krishna Kolluri
                                       -----------------------------------------
                                       Krishna Kolluri


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Charles M. Linehan
                                       -----------------------------------------
                                       Charles M. Linehan


                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Jason R. Nunn
                                       -----------------------------------------
                                       Jason R. Nunn


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Michael Raab
                                       -----------------------------------------
                                       Michael Raab


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell

====================                                               =============
CUSIP NO.  849415203                   13G                         PAGE 24 OF 24
====================                                               =============


                                       /s/ A. Brooke Seawell
                                       -----------------------------------------
                                       A. Brooke Seawell


                                       /s/ Eugene A. Trainor III
                                       -----------------------------------------
                                       Eugene A. Trainor III


                                       /s/ Sigrid Van Bladel
                                       -----------------------------------------
                                       Sigrid Van Bladel


                                       /s/ Ravi Viswanathan
                                       -----------------------------------------
                                       Ravi Viswanathan


                                       /s/ Harry Weller
                                       -----------------------------------------
                                       Harry Weller